AUTOCALLABLE STRATEGIC ACCELERATED REDEMPTION SECURITIES®	Filed Pursuant to Rule 433 Registration No. 333-268718-01
Autocallable Strategic Accelerated Redemption Securities® Linked to the Invesco S&P 500® Equal Weight ETF
Issuer
BofA Finance LLC (“BofA Finance”)
Guarantor
Bank of America Corporation (“BAC”)
Principal Amount
$10.00 per unit
Term
Approximately 6 years, if not called
Market Measure
The Invesco S&P 500® Equal Weight ETF (Bloomberg symbol: "RSP")
Automatic Call
Automatic call if the Observation Level of the Market Measure on any of the Observation Dates is equal to or greater than the Starting Value
Observation Level
The Closing Market Price of the Market Measure on any Observation Date multiplied by its Price Multiplier as of that day
Observation Dates
Approximately one, two and three years from the pricing date
Call Premium
In the event of an automatic call, the amount payable per unit will be:
●
[$10.60 to $10.70] if called on the first Observation Date
●
[$11.20 to $11.40] if called on the second Observation Date
●
[$11.80 to $12.10] if called on the third Observation Date
●
[$12.40 to $12.80] if called on the fourth Observation Date
●
[$13.00 to $13.50] if called on the fifth Observation Date
●
[$13.60 to $14.20] if called on the final Observation Date; each to be determined on the pricing date.
Payout Profile at Maturity
●
If not called, 1-to-1 downside exposure to decreases in the Market Measure  beyond a 15% decline, with up to 85% of your principal at risk
Threshold Value
85% of the Starting Value
Preliminary Offering Documents
https://www.sec.gov/Archives/edgar/data/70858/000191870424001812/bofa-33886_424b2.htm
Exchange Listing
No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
●
If the notes are not automatically called, your investment will result in a loss; there is no guaranteed return of principal.
●
Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.
●
Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the Market Measure or the securities held by the Market Measure.
●
The initial estimated value of the notes on the pricing date will be less than their public offering price.
●
If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
●
You will have no rights of a holder of the Market Measure or the securities held by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
●
The sponsor of the Underlying Fund’s underlying index (the Underlying Index”) may adjust the Underlying Index in a way that affects its level, and has no obligation to consider your interests.
●
The sponsor and investment advisor of the Underlying Fund may adjust the Underlying Fund in a way that could adversely impact the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.
●
There are liquidity and management risks associated with the Underlying Fund.
●
The performance of the Underlying Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility when the liquidity and the market price of shares of the Underlying Fund and/or securities held by the Underlying Fund may be adversely affected, sometimes materially.
●
Risks associated with the Underlying Index or the underlying assets of the Underlying Fund will affect the share price of the Underlying Fund and hence, the value of the notes.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

BofA Finance LLC (BofA Finance) and Bank of America Corporation (BAC) have filed a registration statement (which includes a prospectus) with the Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that BofA Finance and BAC have filed with the SEC for more complete information about BofA Finance, BAC and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. BofA Finance’s Central Index Key, or ClK, on the SEC website is 1682472 and BAC’s CIK on the SEC website is 70858. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. BofA Finance and BAC face risks that are specific to their respective businesses, and we encourage you to carefully consider these risks before making an investment in their respective securities.